EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital during the past sixty days.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/5/2024	Buy	5,342	9.61
11/6/2024	Buy	6,932	9.49
11/7/2024	Buy	21,191	9.56
11/11/2024	Buy	3,563	9.65
11/12/2024	Buy	4,176	9.59
11/13/2024	Buy	18,683	9.67
11/14/2024	Buy	4,981	9.71
11/15/2024	Buy	9,499	9.72
11/19/2024	Buy	2,926	9.75
11/20/2024	Buy	4,369	9.74
11/29/2024	Buy	5,240	9.88
12/2/2024	Buy	5,827	9.87
12/3/2024	Buy	2,852	9.93
12/4/2024	Buy	3,602	9.94
12/5/2024	Buy	12,342	9.90
12/6/2024	Buy	20,376	9.93
12/9/2024	Buy	6,775	9.93
12/10/2024	Buy	2,410	9.91
12/17/2024	Buy	31,717	9.70
12/18/2024	Buy	4,800	9.68
12/19/2024	Buy	900	9.60
12/23/2024	Buy	20,694	9.42